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                    INDIANA GAS COMPANY, INC.
                    AND SUBSIDIARY COMPANIES

        COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                  (In Thousands, Except Ratios)

                     Twelve Mos.
                       Ended            Fiscal Year Ended September 30
                     12/3199    1999      1998     1997(1)   1996      1995
Earnings:
 Net income          $29,742    $31,377   $30,883  $13,478   $38,630   $32,109
   Income taxes       16,734     16,967    17,510    7,147    22,568    18,630
   Fixed charges
     (see below)      17,691     16,343    16,967   17,728    16,844    16,395
Total adjusted
   earnings          $64,167    $64,687   $65,360  $38,353   $78,042   $67,134

Fixed charges:
 Total interest
   expense           $16,969    $16,012   $16,234  $16,774   $15,907   $15,530
 Interest component
   of rents              722        331       733      954       937       865
Total fixed charges  $17,691    $16,343   $16,967  $17,728   $16,844   $16,395

Ratio of earnings
   to fixed charges      3.6        4.0       3.9      2.2       4.6       4.1


(1)Reflects the recording of restructuring costs in fiscal 1997 of $39.5 million. Indiana Gas' ratio of earnings to fixed charges for 1997 before restructuring costs was 4.4.

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                      SIGNATURES

   Pursuant to the requirements of the Securities
Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                            INDIANA GAS COMPANY, INC.
                                    Registrant




Dated February 14, 2000  /s/Niel C. Ellerbrook
                         Niel C. Ellerbrook
                         President and Chief
                         Executive Officer


Dated February 14, 2000  /s/Jerome A. Benkert
                         Jerome A. Benkert
                         Vice President and Controller